Exhibit 10.52

AMENDMENT FOUR

TO THE

TORCHMARK CORPORATION

SUPPLEMENTARY RETIREMENT PLAN

Pursuant to Section 12.1 of the Torchmark Corporation Supplementary Retirement Plan as restated effective January 1, 1992 (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan, effective January 1, 2008, as follows:

1.	Section 2.1 of the Plan is replaced in its entirety and shall read as follows:

2.1 Actuarial Equivalent shall have the same meaning as in the Qualified Defined Benefit Plan with respect to which the Retirement Income under the Plan is determined, except as may be modified by Section 4.6.

2.	New Section 4.1(c) is added to the Plan and shall read as follows:

(c) No later than December 31, 2008, each Participant, other than a Dual Eligible Participant, may elect one of the following dates for the commencement of Retirement Income from this Plan: the January 8 following his separation from service with the Employer; the January 1 following his 65th birthday; or the January 1 following the first, second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh, twelfth, thirteenth, fourteenth, fifteenth, sixteenth, seventeenth, eighteenth, nineteenth, or twentieth anniversary of his separation from service with the Employer. If a Participant fails to make a timely election, his Retirement Income shall commence as determined under Section 4.1(a). Upon such date and in accordance with Section 4.3, the Employer shall pay the Participant’s Retirement Income from the Employer’s general funds.

3.	New Section 4.4(c) is added to the Plan and shall read as follows:

(c) In lieu of the form of payment of Retirement Income described in Section 4.3, a Participant, other than a Dual Eligible Participant, may elect to receive Retirement Income in one of the following forms: a lump sum distribution; annual installments of approximate equal value paid over a minimum of two years and a maximum of ten years; or any annuity form available under the Qualified Defined Benefit Plan with respect to which the obligation to pay Retirement Income under this Plan is determined. Such election must be made no later than December 31, 2008. The amount of Retirement Income paid under this Plan in such form shall be the Actuarial Equivalent of the amount of

Retirement Income payable under this Plan as a Single Life Annuity commencing on the date selected by the Participant pursuant to Section 4.1(a) or Section 4.1(c). The Participant shall furnish the Administrator of this Plan a copy of his election of an optional form for the payment of retirement benefits under this Plan.

4.	New Section 4.5(c) is added to the Plan and shall read as follows:

(c) In no event shall an election under Section 4.1(c) and Section 4.4(c) be permitted nor shall the default provisions under Section 4.1(a) and Section 4.3 be applied if such election or default provision would have the effect of changing the time or form of payment of Retirement Income that the Participant would have otherwise received in 2008 or to cause the payment of Retirement Income to be made during 2008.

5.	Section 4.6 is replaced in its entirety and shall read as follows:

4.6 Interest Rate for Actuarial Equivalence. Section 2.1 notwithstanding, Retirement Income that commences to be paid in an optional form beginning on any date from March 1, 2006 through February 28, 2007 shall be determined by applying an interest rate factor of 4.59% in determining actuarial equivalence, and such rate shall continue to apply for this purpose in the event of a change in one or more payment dates as a result of an election made pursuant to Section 4.1(c) or Section 4.7. Retirement Income that commences to be paid in an optional form after February 27, 2007 shall be the Actuarial Equivalent of the benefit determined pursuant to Section 4.1, using an interest rate equal to the annual rate of interest on 30-year Treasury securities for the second full calendar month preceding the month in which the equivalent actuarial value is being determined.

6.	New Section 4.7 is added to the Plan and shall read as follows:

4.7 Subsequent Elections. A Participant is permitted to make a subsequent deferral election to delay the time of payment or to change the form of payment, but only if the following conditions are met:

(a) Such election shall not take effect until at least 12 months after the date on which such election is made;

(b) In the case of an election related to a payment on account of separation from service or a time or fixed schedule specified under the Plan (but not on account of death) such election shall defer payment for a period of not less than 5 years from the date such payment would otherwise have been paid (in the case of an annuity form of payment, this is 5 years from the date the first amount was scheduled to be paid); and

(c) In the case of an election related to a payment on account of a time or fixed schedule specified under the Plan (but not on account of separation from service or death), such election shall be made not less than 12 months before the date payment is scheduled to be paid (in the case of an annuity form of payment, this is 12 months before the date the first amount was scheduled to be paid).

7.	New Section 4.8 is added to the Plan and shall read as follows:

4.8 Treatment of Annual Installment Payments. At all times with respect to the amount deferred, the right to a series of installment payments (that is not an annuity) shall be treated as a right to a series of separate payments.

8.	Section 7.3 is replaced in its entirety and shall read as follows:

7.3 Form of Payment of Section 7.1.2 Benefit and Person to Whom Paid. The pre-retirement Death Benefit payable under Section 7.1.2 shall be payable to the Surviving Spouse of the Participant in the form of an Actuarially Equivalent Single Life Annuity. No benefit shall be payable under Section 7.1.2 unless the Spouse is alive on the Benefit Commencement Date. Notwithstanding the foregoing, if the present value of the Death Benefit payable under Section 7.1.2 is $10,000 or less, such benefit shall be distributed to the Surviving Spouse in a single lump sum as soon as practicable following the Participant’s death.

9.	New Section 7.5 is added to the Plan and shall read as follows:

7.5 Commencement of Pre-Retirement Death Benefit. A pre-retirement Death Benefit under Section 7.1 shall commence to be paid on the earlier of (i) a date within 30 days of death if the Participant is age 55 or older with ten or more Years of Service, (ii) the date the Participant would have attained age 55 if the Participant had ten or more Years of Service, or (iii) the date the Participant would have attained age 65. If the Surviving Spouse dies before payments to such Surviving Spouse begin, benefits shall be paid as if the Surviving Spouse had been the Participant.

10.	Subparagraph (a) of Section 13.6 is replaced in its entirety and shall read as follows:

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(a) If the present value of monthly payments of Retirement Income to any person would amount to $10,000 or less, the Administrator shall direct the Employer to pay such person the then present value of such Retirement Income in one sum.

Done this the 30th day of October, 2008.

TORCHMARK CORPORATION

By:
Its:

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